Exhibit 3.20

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OPERATING AGREEMENT

OF

CLEAR CHANNEL METRA, LLC

This limited liability company operating agreement (“Agreement”) of Clear Channel Metra, LLC, a Delaware limited liability company (the “Company”), is duly adopted by its initial Members, Clear Channel Outdoor, Inc., a Delaware corporation (“CCO”), and Riley and Friends, Inc., an Illinois corporation (“RAF”).

ARTICLE I

CERTAIN DEFINITIONS

Certain terms are used in this Agreement with the meanings set forth below:

Act means the Delaware Limited Liability Act, as the same may be amended from time to time.

Agreement means this Agreement as originally adopted and as amended from time to time.

Affiliate means shall mean any Person that, directly or indirectly, controls, is controlled by or is under common control with the Person in question. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Capital Account shall mean the accounts maintained pursuant to Section 3.3 hereof.

Capital Contributions shall mean, with respect to any Member, the amount of all cash and the fair market value of other property contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to Article III hereof.

Category I Profits or Losses shall mean, for each fiscal year or other period, an amount equal to (i) the Company’s “Gross Revenue” for such year or period (as such term is defined with respect to Category I Locations under Section 3(f) of the Metra Agreement) derived from its operation of the “Category I Locations” (as such term is defined in Section 1(b) of the Metra Agreement), less (ii) the Company’s expenses attributable or allocable to the operation of the Category I Locations for such year or period. All amounts shall be in conformity with generally accepted accounting principles.

CCO shall mean Clear Channel Outdoor, Inc., a Delaware corporation.

Code shall mean the Internal Revenue Code of 1986 as amended.

Common Unit shall mean a voting unit of ownership in the Company.

Common Unit Holder shall mean any Member who owns a Common Unit.

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Company shall mean Clear Channel Metra, LLC, a Delaware limited liability company.

Company Minimum Gain shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

Consulting Agreement shall mean that certain consulting agreement dated as of the date hereof between the Company and Riley.

Distributable Cash shall mean all cash revenues received by the Company from Company operations, less the sum of (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders, (ii) all cash expenditures incurred incident to the normal operations of the Company’s business, including salaries and bonuses of the Manager and/or officers of the Company and consulting fees paid to third parties, which in the aggregate do not exceed the aggregate amount of expenses set forth in the 2007 Budget or the Annual Revised Budget, as the case may be, for such fiscal year ( as such terms are defined below in Section 5.17), and (iii) such cash reserves as the Manager deems reasonably necessary to the proper operation of the Company’s business.

Licensed Location Profits and Losses shall mean, for each fiscal year or other period, an amount equal to (i) the Company’s “Gross Revenue” for such year or period (as such term is . defined with respect to all license and similar fees received by the Company from licensees for rights granted by the Company to such licensee to maintain and operate advertising structures on Category II Locations under Section 3(f) of the Metra Agreement) derived from its licensing of the rights to maintain and operate the “Category II Locations” (as such term is defined in Section 1(b) of the Metra Agreement), less (ii) the Company’s expenses attributable or allocable to the licensed Category II Locations for such year or period. All amounts shall be in conformity with generally accepted accounting principles.

Majority Interest shall mean one or more Common Unit Holders collectively owning more than fifty percent (50%) of the outstanding Common Units owned by all of the Common Unit Holders.

Manager means Clear Channel Outdoor, Inc. or any other Person who succeeds it in that capacity or is elected to act as an additional manager of the Company as provided herein.

Member means each Person designated as a Member on Schedule A, attached hereto and made a part hereof or any additional Member admitted as a Member of the Company in accordance with Article VIII, each in the capacity as a Member of the Company. “Members” means all such Persons collectively in their capacity as Members of the Company.

Member Nonrecourse Debt shall have the same meaning set forth in Section 1.704-2(b)(4) of the Regulations.

Member Nonrecourse Debt Minimum Gain means, an amount with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

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Member Nonrecourse Deductions shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

Metra shall mean the Commuter Rail Division of the Regional Transportation Authority, Northeast Illinois Regional Commuter Railroad Corporation.

Metra Agreement shall mean that certain Metra Agreement for Advertising dated November 17, 2006, by and between Metra and CCO.

Metra RFP shall have the meaning set forth in Section 11.1 of this Agreement.

Nonrecourse Deductions shall have the meaning set forth in Section 1.704-2(c) of the Regulations.

Nonrecourse Liability shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

Person shall mean an individual, a partnership, a limited liability company, a corporation, a trust, a joint venture, an unincorporated organization, or any other entity.

Preferred Return shall mean, with respect to a Preferred Unit Holder, for each fiscal year or other period, (i) an amount equal to twenty percent (20%) of the Company’s aggregate Category I Profit and Licensed Location Profit, if any, for such year or period less (ii) an amount equal to twenty percent (20%) of the Company’s aggregate Category I Loss and Licensed Location Loss for any prior period, if any, if the amount of such Category I Loss and Licensed Location Loss has not previously been offset from the amount of the Category I Profit and Licensed Location Profit in computing the Preferred Return for a prior year or period.

Preferred Unit shall mean a non-voting unit of ownership in the Company with the rights and preferences set forth herein.

Preferred Unit Holder shall mean any Member who owns a Preferred Unit.

Profits and Losses shall mean for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss).

Proprietary Information shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Proprietary Information includes trade secrets, information regarding plans for new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of employees of the Company. Proprietary Information does not include information which was at the time of disclosure available to the public, other than as a result of disclosure by the disclosing Member.

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RAF shall mean Riley and Friends, Inc., an Illinois corporation.

Regulations shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Substituted Member means, a Person admitted to the Company as a Member pursuant to Section 8. 7 hereof.

Riley shall mean James V. Riley, an individual residing in the State of Illinois.

Unit shall mean a Preferred Unit or a Common Unit.

Unit Holder shall mean a Preferred Unit Holder or a Common Unit Holder.

ARTICLE II

THE COMPANY

2.1 Formation. The Members hereby form a limited liability company pursuant to the Act for the purposes and upon the terms and conditions set forth in this Agreement.

2.2 Name. The name of the Company is Clear Channel Metra, LLC, and all business of the Company shall be conducted in such name, or in such other name as the Manager may determine.

2.3 Registered Agent and Office. The registered agent of the Company for service of process shall be Capitol Services, Inc., 615 South DuPont Highway, Kent County, Dover, Delaware 19901. The Manager shall give written notice to the Members of any change in the Company’s registered agent.

2.4 Principal Office. The principal office of the Company where the books and records of the Company shall be kept shall be located at 4000 South Morgan Street, Chicago, Illinois 60609. The Company may also have such other places of business as the Manager deems appropriate and of which it advises the Members in writing.

2.5 Purposes and Powers. The purpose of the Company shall be to develop, sell, construct, place, administer, operate and maintain various types of advertising signs, billboards, posters, and displays and to perform the duties and obligations assigned to it by CCO under the terms of the Metra Agreement for Advertising dated November 17, 2006, by and between the Commuter Rail Division of the Regional Transportation Authority, Northeast Illinois Regional Commuter Railroad Corporation, and CCO.

2.6 Ownership of Company Property; Waiver of Partition. All Company property, both real and personal, presently owned or hereafter acquired by the Company shall be owned by the Company and held in the name of the Company. Each Member expressly waives any right he might individually have to require a partition thereof or a dissolution of the Company.

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2.7 Term of Company. The term of the Company shall commence on the day the Certificate of Formation is filed with the Secretary of State of Delaware, and shall be perpetual unless dissolved pursuant to Article XI.

ARTICLE III

CONTRIBUTIONS AND LIABILITIES

3.1 Contributions of the Members. In connection with the initial formation of the Company, the Members shall contribute to the Company the property set forth opposite their names on Schedule A hereto, and shall receive the number and class of Units set forth opposite their names on Schedule A hereto.

3.2 Interest; Return of Contributions. Members shall not be entitled to interest on their Capital Contributions or to any return of their Capital Contributions except as provided in this Agreement. No Member shall have the right to demand or receive property other than cash in return for his Capital Contribution to the Company or have priority over any other Member, either as to the return of Capital Contributions by the Company or as to distributions from the Company, except as provided in Article IV and Article X. Each Member shall look solely to the assets of the Company for the return of his Capital Contributions, and if the assets of the Company are insufficient to return his Capital Contributions, he shall have no recourse against any other Member for that purpose.

3.3 Capital Accounts.

(a) Separate Capital Accounts. Each Member shall have a separate Capital Account which shall be increased and decreased in accordance with Regulations § 1.704-l(b)(2)(iv).

(b) Negative Balances. In the event a Member has a negative balance in its Capital Account, the Member shall have no obligation to the Company or to any other Member or to any other party to restore such negative balance.

3.4 Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company beyond its respective Capital Contributions. No Member shall be required to contribute to the capital of, or to loan, the Company any funds after the initial Capital Contribution as set forth in Section 3.1.

3.5 Issuance of Additional Common Units. In connection with the admission of a new Member or an additional Capital Contribution made by a current Member, the Manager is authorized to cause the Company to issue additional Common Units at any time from time-to-time to Members or to Persons who will become Members for such consideration and on such terms and conditions as shall be established by the Manager, including issuances which may dilute or otherwise affect the ownership interests of the Members holding Common Units. However, no Person who is not already a Member shall be admitted as a Member until he, she, or it furnishes to the Manager (a) acceptance, in form satisfactory to the Manager, of all the terms and conditions of this Agreement, and (b) such other documents as the Manager shall reasonably require. Such admission shall become effective on the date that the Manager reasonably determines that such conditions have been satisfied.

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ARTICLE IV

ALLOCATIONS OF PROFITS AND LOSSES; DISTRIBUTIONS

4.1 Distributions of Distributable Cash. The Manager shall cause the Company to make distributions of Distributable Cash, to the extent available, at least once a year within a reasonable time after the end of each fiscal year of the Company in the following manner:

(a) First, to the Preferred Unit Holders in proportion to the unpaid Preferred Return due each of them until the total distributions received by the Preferred Unit Holders under this Section 4.1(a) for the current and all prior periods equal their respective Preferred Returns for the current and all prior periods.

(b) Second, to the Common Unit Holders pro rata in accordance with the number of Units held by each Common Unit Holder.

4.2 Allocation of Profits and Losses. After taking into account the special allocations set forth in this Article IV, Profits and Losses for each fiscal year (or portion thereof), shall be allocated among the Common Unit Holders in the following manner and in the following order of priority:

(a) Profits. Profits shall be allocated as follows:

(1) First, to the Common Unit Holders who have been allocated Losses pursuant to Section 4.2(b)(2) in proportion to those Losses until the cumulative amount of Profits allocated to each respective Common Unit Holder pursuant to this Section 4.2(a)(l) for the current and all prior periods equals the cumulative amount of Losses allocated to each respective Common Unit Holder pursuant to Section 4.2(b)(2) for all prior periods.

(2) Second, to the Common Unit Holders who have been allocated Losses pursuant to Section 4.2(b)(l) in proportion to those Losses until the cumulative amount of Profits allocated to each respective Common Unit Holder pursuant to this Section 4.2(a)(2) for the current and all prior periods equals the cumulative amount of Losses allocated to each respective Common Unit Holder pursuant to Section 4.3(b)(l) for all prior periods.

(3) Thereafter, to the Common Unit Holders pro rata in accordance with the number of Common Units held by each respective Common Unit Holder.

(b) Losses. Losses shall be allocated as follows:

(1) First, to the Common Unit Holders pro rata in accordance with the number of Common Units held by each respective Common Unit Holder;

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(2) However, the Losses allocated pursuant to Section 4.2(b)(1) shall not exceed the maximum amount of Losses that can be so allocated without causing any Common Unit Holder to have a negative balance in its Adjusted Capital Account as of the end of any relevant fiscal year. In the event some but not all of the Common Unit Holders would have negative balances in their respective Adjusted Capital Accounts as a consequence of an allocation of Losses pursuant to Section 4.2(b)(1). the limitation set forth in this Section 4.2(b)(2) shall be applied on a Common Unit Holder by Common Unit Holder basis and Losses not allocable to any Common Unit Holder as a result of such limitation shall be allocated to the other Common Unit Holders in proportion to, and to the extent of, the positive balances in their respective Adjusted Capital Accounts so as to allocate the maximum permissible Losses to each Common Unit Holder under Regulation Section 1.704-1(b)(2)(ii)(d);

4.3 Special Allocations. If the requisite stated conditions or facts are present, the following special allocations shall be made in the following order:

(a) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Article IV, except as provided in Regulations Sections 1.704-2(f), if there is a net decrease in Company Minimum Gain (as determined under Regulations Section 1.704-2(d)) during any Company taxable period, each Unit Holder shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Notwithstanding the other provisions of this Article IV, except as provided in Regulations Section 1.704-2(i)(4), if there is a net decrease in minimum gain attributable to Member Nonrecourse Debt (as determined under Regulation Section 1.704-2(i)(3)) during any Company taxable period, any Unit Holder with a share of minimum gain attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and if necessary, subsequent periods) in the manner and amounts provided in Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2), or any successor provisions. This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If a Unit Holder unexpectedly receives any adjustments, allocations or distributions described in sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, then items of Company income and gain shall be specially allocated to each such Unit Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit balance in the Adjusted Capital Account of the Unit Holder as quickly as possible, provided that an allocation pursuant to this Section 4.4(c) shall be made if and only to the extent that the Unit Holder would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article IV have been tentatively made without considering this Section 4.3(c).

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(d) Gross Income Allocation. If a Unit Holder has a deficit Capital Account at the end of any Company fiscal year that exceeds the sum of (i) the amount the Unit Holder is obligated to restore, and (ii) the amount the Unit Holder is deemed to be obligated to restore pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, then each such Unit Holder shall be specially allocated items of Company income and gain in the amount of the excess as quickly as possible, provided that an allocation pursuant to this Section 4.4(d) shall be made if and only to the extent that the Unit Holder would have a deficit Capital Account in excess of that sum after all other allocations provided for in this Article IV have been tentatively made without considering this Section 4.3(d).

(e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(f) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated pro rata among the Common Unit Holders based upon the relative number of Common Units held by each Common Unit Holder.

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of its Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Common Unit Holders, based upon the relative number of Common Units held by each Common Unit Holder, in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made, in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Allocations Relating to Taxable Issuance of Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of a Unit by the Company to a Member (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder, shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

4.4 Curative Allocations. The allocations set forth in Sections 4.2(b)(2) and 4.3(a)-(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it reasonably determines appropriate so that, after such offsetting allocations are made, each Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 4.4, the Manager shall take into account future Regulatory Allocations under Sections 4.3(a) and 4.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.3(e) and 4.3(f).

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4.5 Tax Allocations: Code Section 704(c). In accordance with Code sections 704(b) and (c) and the Regulations thereunder, income, gain, loss and deduction with respect to property actually or constructively contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation at the time of the contribution between the adjusted basis of the property to the Company for federal income tax purposes and its Agreed Value. If the Agreed Value of a Company asset is adjusted in accordance with the Regulations, then as provided in the Regulations promulgated under Code Section 704(b ), subsequent allocations of income, gain, loss and deduction with respect to that Company asset shall take account of any variation between the adjusted basis of that asset for federal income tax purposes and its adjusted value in the same manner as under Code section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager, after consulting with the Members and the Company’s accountant, in any manner that reasonably reflects the purposes and intent of this Agreement. Allocations of income, gain, loss and deduction pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits, Losses or other tax items or distributions pursuant to any provision of this Agreement.

4.6 Allocation Upon Transfer. If any Unit is transferred or any additional Units are issued during any fiscal year of the Company, each item of income, gain, loss, deduction, or credit of the Company for such fiscal year shall be assigned pro rata to each day in the particular period of such fiscal year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Unit Holders pro rata based upon the relative number of Units held by each Unit Holder at the close of such day. For the purpose of accounting convenience and simplicity, the Company shall treat a transfer of a Unit which occurs on or before the fifteenth (15th) day of a month as occurring on the first day of such month. Admissions of Members and transfers of Units occurring between the sixteenth (16th) day of the month and the last day of the month shall be treated as occurring on the first day of the succeeding month.

4.7 Agreement to Make Changes Required by Law. The Members acknowledge that Regulations issued under Code section 704(b) require that certain provisions be included in all partnership agreements as a condition to having the allocations of tax items set forth in the agreements respected for income tax purposes. The Members hereby adopt those provisions of the Regulations that are required to be included in a partnership agreement. The Members agree to exercise the utmost good faith in cooperating to amend this Agreement to effect changes recommended by the Company’s professional tax advisers to cause compliance with those Regulations.

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ARTICLE V

MANAGEMENT

5.1 Management of the Company. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Manager. In addition to the powers and authorities expressly conferred by this Agreement upon the Manager, the Manager may exercise all such powers of the Company and do all such lawful acts and things as are provided by the Act, including, but not limited to, contracting for or incurring debts, liabilities and other obligations on behalf of the Company.

5.2 Number and Qualifications. The Company shall have one (1) Manager. The Manager of the Company need not be a Member of the Company. The initial Manager of the Company, who shall serve until its successor is elected, shall be Clear Channel Outdoor, Inc.

5.3 Authority of the Manager. The Manager of the Company shall have the power and authority to manage the business and affairs of the Company as set forth in this Agreement and the Act.

5.4 Election. At the first annual meeting of the Members and at each annual meeting thereafter, the Common Unit Holders may elect one (1) Manager to hold office until the next succeeding annual meeting. Unless removed in accordance with this Agreement, the Manager shall hold office for the term for which it is elected and until its successor shall be elected and qualified.

5.5 Vacancy. Any vacancy occurring for any reason in the position of Manager shall be filled by the election of a new Manager by the Common Unit Holders. The Common Unit Holders shall promptly notify the other Members in writing of the identity of the removed Manager and of any newly appointed Manager. A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

5.6 Removal. A Manager may be removed only for cause by the Common Unit Holders.

5.7 Place of Meetings. All meetings of the Manager of the Company may be held either within or without the State of Delaware.

5.8 Annual Meetings of Manager. The annual meeting of the Manager may be held, without further notice, immediately following the annual meeting of Members, and at the same place, or at such other time and place as shall be fixed with the consent in writing of the Manager.

5.9 Regular Meetings of Manager. Regular meetings of the Manager may be held without notice at such time and place either within or without the State of Delaware as shall from time to time be determined by the Manager.

5.10 Special Meetings of Manager. Special meetings of the Manager may be called by the Manager on 24 hours notice, either personally or by mail, telephone or by telecopier. Notice of any special meeting of the Manager shall be given or delivered to each Common Unit Holder prior to the meeting.

5.11 Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Manager need be specified in the notice or waiver of notice of such meeting.

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5.12 Compensation of Manager. Manager shall receive such compensation for its services as Manager as may be designated from time to time by the Manager and approved by a Majority Interest. In addition, the Manager shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of its service hereunder, which in the aggregate do not exceed the aggregate amount of the management fee set forth in the 2007 Budget or the Annual Revised Budget, as the case may be, for such fiscal year (as such terms are defined below in Section 5.17).

5.13 Officers. The Manager may, from time to time, designate one or more officers of the Company. No officer need be a resident of the State of Delaware, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. The Manager may assign titles to particular officers. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Act, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated therewith. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or earlier resignation or removal. Any number of offices may be held by the same individual.

5.14 Actions Without a Meeting and Telephone Meetings. Notwithstanding any provision contained in this Article V, all actions of the Manager provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone call. Any such action which may be taken by the Manager without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the Manager.

5.15 Failure to Observe Formalities. The failure of the Company to observe any formalities or requirements relating to the exercise of its power or management of it business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Manager or any Members for liabilities of the Company.

5.16 Certain Limitations on Manager. Notwithstanding anything to the contrary herein contained, and as a specific expressed limitation on the authority of the Manager, the Manager shall not do any of the following, without, in each instance, obtaining the unanimous approval of the Unit Holders:

(a) sell, transfer, convey, mortgage or encumber all or substantially all of the assets of the Company;

(b) amend this Agreement or the Certificate of Formation for the Company in manner that would adversely affect the rights of the Preferred Unit Holders;

(c) dissolve or wind-up the Company; or

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(d) change the nature of the business of the Company.

5.17 Annual Business Plan and Budget.

(a) CCO and RAF have adopted, as of the date of this Agreement, the Company’s initial operating budget which forecasts the expense items for the Company over the entire anticipated life of the Metra Agreement (the “2007 Budget”), a copy of which is attached hereto as Schedule B.

(b) Each year, the Manager shall prepare a revised operating budget for the Company which forecasts the expense items for the Company over the entire remaining anticipated life of the Metra Agreement (the “Annual Revised Budget”). This Annual Revised Budget shall be submitted to RAF for approval at least thirty (30) days prior to the commencement of the fiscal year.

(c) Other than with respect to the 2007 Budget, if RAF objects in writing to any material item in an Annual Revised Budget, the balance of such Annual Revised Budget shall be implemented, but the item of such Annual Revised Budget to which RAF has objected in writing shall not proceed. Any item of an Annual Revised Budget disputed by RAF shall revert to the budgeted amount in the applicable fiscal year for such matter as set forth in the immediately preceding Annual Revised Budget or the 2007 Budget, as the case may be, plus a rate of increase equal to the percentage change in the U.S. Consumer Price Index CPI-U, US City Average, as reported by the U.S. Department of Labor.

ARTICLE VI

MEETINGS OF MEMBERS

6.1 Place of Meetings. All meetings of the Members shall be held at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Members and set forth in the respective notice or waivers of notice of such meeting.

6.2 Annual Meetings of Members. The annual meeting of the Members of the Company for the transaction of such business for which such meeting is called or as may properly come before the meeting, shall be held at such time and date as shall be designated by the Members from time to time and stated in the notice of the meeting. Such annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of such meeting need be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

6.3 Special Meetings of Members. Special meetings of the Members shall be called by the Manager upon the request of Members holding not less than fifty percent (50%) of the outstanding Common Units. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

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6.4 Notice of Meetings of Members. Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or Person calling the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail to the Member at his address as it appears on the transfer record of the Company, with postage prepaid.

6.5 Quorum. A Majority Interest shall constitute a quorum at all meetings of the Members, except as otherwise provided by law or the Certificate of Formation. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite number and class of Units shall be present or represented.

6.6 Voting. Except for matters for which the affirmative vote of the holders of a specified portion of the Units entitled to vote is required by this Agreement or the Act, at any meeting of the Members at which a quorum is present, the affirmative vote of a Majority Interest shall be the act of the Members.

6.7 List of Members Entitled to Vote. The Manager shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting, or any adjournment of such meeting, arranged in alphabetical order, with the address of and the number of Units held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection of any Member during the whole time of the meeting. However, failure to comply with the requirements of this Section shall not affect the validity of any action taken at such meeting.

6.8 Registered Members. The Company shall be entitled to treat the holder of record of any Units as the holder in fact of such Units for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of Delaware.

6.9 Actions Without a Meeting and Telephone Meetings. Notwithstanding any provision contained in this Article VI, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone call. Any such action which may be taken .by the Members without a meeting in person or by conference call shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of Common Units constituting not less than the minimum number of Common Units that would be necessary to take such action at a meeting at which the holders of all Common Units were present and voted. Prompt notice of the taking of any action by the Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

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ARTICLE VII

ACCOUNTING, REPORTING, BANKING, AND TAX MATTERS

7.1 Books of Account. The Manager shall maintain the Company’s books and records and this Agreement at the principal office of the Company, and each Member shall have access thereto for the purposes of examination and inspection at reasonable times and on reasonable notice. The books and records shall be kept on the accrual method in accordance with generally accepted accounting principles, applied in a consistent manner, shall reflect all Company transactions, and shall be appropriate and adequate for the Company’s business.

7.2 Reports. Within ninety (90) days after the end of each fiscal year, the Manager shall cause to be prepared and delivered to the Members, an annual report which shall include (i) a balance sheet as of the end of such fiscal year, together with a profit and loss statement, a statement of source and application of funds and a statement of changes in Members’ capital for such year; (ii) a report of the activities of the Company for such year. Such annual report shall also include such other information as is deemed reasonably necessary by the Manager to advise the Members of the affairs of the Company. A final annual report, including all year-end tax adjustments, will be provided at the same time as the tax information described in Section 7.6.

7.3 Fiscal Year. The fiscal year of the Company shall be the calendar year.

7.4 Banking. All funds of the Company shall be deposited in a separate account or accounts, not commingled with those of any other Person, in a commercial bank or other financial institution insured by an agency of the federal government of the United States as the Member shall determine. All checks drawn upon said account or accounts shall be drawn only for Company purposes and shall be signed by an authorized representative of the Company.

7.5 Tax Election for Basis Adjustment. Upon the transfer of Units as permitted hereby or in the event of a distribution of assets of the Company, at the request of the transferee, the Company shall elect pursuant to Section 754 of the Code to adjust the basis of the Company’s property as allowed by Section 734(b). Any such election shall be filed with the Company return for the first taxable year to which the election applied.

7.6 Tax Returns. The Manager shall for each fiscal year, file, on behalf of the Company, all necessary tax returns no less than ten (10) days before the time prescribed by law (including extensions) for such filing.

7.7 Information. Upon reasonable request, the Company will supply promptly to the Members such information concerning Company operations as shall be reasonably requested by a Member or required by law or regulation, or order of any regulatory body having jurisdiction.

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ARTICLE VIII

TRANSFER OF UNITS

8.1 Restriction on Transfers.

(a) A Common Unit Holder may not sell, transfer, or encumber (or subject to any lien or security interest) (collectively “Transfer”) its Units or any part thereof (including, but not limited to, his right to receive distributions pursuant to this Agreement), except as permitted in this Article VIII, and any purported Transfer in violation of this Article shall be null and void ab initio, and shall not operate to transfer any interest or title to the purported transferee.

(b) A Preferred Unit Holder may not Transfer its Units or any part thereof (including, but not limited to, his right to receive distributions pursuant to this Agreement), except as permitted in Section 8.8, and any purported Transfer in violation of this Article shall be null and void ab initio, and shall not operate to transfer any interest or title to the purported transferee.

8.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 8.3 hereof, any Common Unit Holder may Transfer all or any portion of its Units (a) to any other Person, provided, however, that no Common Unit Holder may Transfer all or any portion of its Units at anytime during the period commencing upon the effective date of this Agreement and ending November 17, 2010 without the prior written Approval of all the Members, or (b) to any Purchaser in accordance with Section 8.4 hereof (all such Transfers shall be referred to in this Agreement as “Permitted Transfers”).

8.3 Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 8.2 hereof unless and until all of the applicable following conditions are satisfied:

(a) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Article VIII. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

(b) The transferor shall furnish to the Company an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the other Members, that the Transfer will not cause the Company to terminate for federal income tax purposes and that such Transfer will not cause any licenses or permits necessary to operate the business of the Company to be suspended, revoked or modified in a manner that is adverse to the Company.

(c) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

(d) The transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the other Members, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

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(e) The transferor shall provide an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the other Members, to the effect that such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

8.4 Prohibited Transfers. Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Company, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Units transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Units may have to the Company. In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

8.5 Rights of Unadmitted Assignees. A Person who acquires a Unit but who is not admitted as a Substituted Member pursuant to Section 8.7 hereof shall be entitled only to allocations and distributions with respect to such Unit in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Manager under the Act or this Agreement.

8.6 Admission of Substituted Members. Subject to the other provisions of this Article VIII, a transferee of a Common Unit may be admitted to the Company as a Substituted Member only upon the written Approval of the Members and the satisfaction of the following conditions:

(a) The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Manager may reasonably request as may be necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions hereof;

(b) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Unit; and

(c) If the transferee is a partnership, limited liability company, or corporation, the transferee must provide the Company with evidence satisfactory to counsel for the Company that such transferee has the power and authority to be bound by the terms of this Agreement.

8.7 Representations Regarding Transfer. Each Member hereby represents and warrants to the Company and the Members that such Member’s acquisition of Units hereunder is made as principal for such Member’s own account and not for resale or distribution of such Units

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8.8 Special Put Right. Beginning September 18, 2009 through November 17, 2010, RAF shall have the right to require CCO to acquire all of RAF’s Preferred Units for a purchase price equal to one million dollars ($1,000,000.00). Notice of RAF’s intention to exercise its right pursuant to this Section 8.8 must be delivered to CCO in accordance with Section 12.2 no later than 5:00pm Chicago time on October 18, 2010 (which is the date thirty (30) days in advance of the November 17, 2010 deadline). In the event that RAF elects to require CCO to purchase its Preferred Units pursuant to this Section 8.8, the closing of the sale of the Preferred Units shall take place within thirty (30) days after CCO receives notice from RAF of such election. RAF and CCO shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Preferred Units pursuant to the terms of this Article VIII. Notwithstanding anything herein to the contrary, RAF shall have no right to require CCO to acquire all of RAF’s Preferred Units pursuant to this Section 8.8 if (i) the Metra Agreement has been terminated prior to the time of such request by RAF or CCO’s purchase of RAF’s Preferred Units or; (ii) either the Company or CCO receives notice prior to the time of CCO’s purchase of RAF’s Preferred Units of any contemplated or pending termination of the Metra Agreement prior to expiration of the initial full contemplated term (i.e., ten (10) years) of the Metra Agreement; (iii) Riley is in material breach of any of his obligations, representations, warranties or covenants under the Consulting Agreement; or (iv) the Consulting Agreement has been terminated for “Cause” as that term is defined in the Consulting Agreement. Notwithstanding anything to the contrary in this Agreement, prior to the date of expiration of the exercise period of the Special Put Right, the Metra Agreement shall not be terminated either by the Company or CCO without the Approval of all the Members.

ARTICLE IX

INDEMNIFICATION; LIABILITY INSURANCE

To the fullest extent provided or permitted under the laws of the state of Delaware, the Company shall (i) indemnify and hold harmless each Member, Manager, and officer from and against any and all claims, demands, liabilities, costs, and reasonable expenses (including attorneys’ fees) whatsoever arising in connection with the business of the Company or otherwise incurred by reason of the fact that he is or was a Member, Manager, or officer of the Company, or, while a Member, Manager, or officer is or was serving at the request of the Company as an officer, director, member, joint venturer, trustee, manager, partner, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise, and (ii) make advances to them for reasonable expenses with respect to such matters. The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Manager, or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, joint venturer, trustee, member, manager, employee, or agent of another foreign or domestic corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability.

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ARTICLE X

DISSOLUTION AND WINDING UP OF COMPANY

10.1 Dissolution.

(a) The Company shall be dissolved upon the first of the following to occur:

(i) Upon the election to dissolve the Company by the unanimous agreement of all the Members;

(ii) the sale of substantially all of the assets of the Company and conversion into cash of all proceeds thereof received in a non-cash form or medium; or

(iii) the expiration or termination of the Metra Agreement.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article X.

(c) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 10.2.

(d) Upon dissolution of the Company, the Manager, at the direction of the Members, may cause any part or all of the assets of the Company to be sold in such manner as the Manager shall determine in an effort to obtain the best prices for such assets; provided, however, that the Members may determine that the assets of the Company shall be distributed in kind to the Members to the extent practicable.

10.2 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a) First, to creditors (which shall include a Member to the extent of any loan made by the Member to the Company) in the order of priority as provided by law; and

(b) thereafter, to the Members in accordance with Section 4.1.

10.3 Certificate of Termination. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, the Certificate of Termination shall be executed on behalf of the Company by the Manager or an authorized Member and shall be filed with the Secretary of State of Delaware, and the Manager and Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

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ARTICLE XI

COMPETITIVE ACTIVITIES; CONFIDENTIALITY

11.1 Non-Compete. Notwithstanding any sale by RAF of its Preferred Units, from the date hereof through and until the end of the contemplated full ten (10) year term of the Metra Agreement and a renewal period not to exceed an additional five (5) years, neither RAF nor any of its Affiliates, including, without limitation, Riley, shall directly or indirectly:

(a) own, acquire, promote, develop, operate or manage a business that, directly or indirectly, develops, sells, constructs, places, administers, operates or maintains advertising signs, billboards, posters or displays for or on behalf of Metra or that participates in any way in any Metra RFP;

(b) induce or attempt to induce any Person, wherever located, who is a customer, supplier, licensee, or business relation to the Company or Metra to cease doing business with the Company in connection with its agreement with Metra; or

(c) directly or indirectly, either for himself or any other Person, solicit the business of any Person, wherever located, who is a customer, supplier or client of the Company in connection with the Company’s agreement with Metra and with whom the Person in question had contact for any reason, in person, in writing or telephonically, with respect to products or services which compete in whole or in part with the products or services rendered by the Company under the Metra Agreement.

Provided, however, that RAF shall not be restricted from undertaking the foregoing activities in the event that the Metra Agreement is terminated, prior to RAF’s ability to exercise its Special Put Right set forth in Section 8.8, either by CCO or as a result of a judicially determined fault committed by CCO in breach of the terms of the Metra Agreement, provided, that to the extent CCO desires to challenge such alleged breach resulting in a notice of termination, CCO shall commence such challenge within ninety (90) days subsequent to the notice of termination for such breach. If CCO does not challenge such termination for breach within the time period specified, such termination shall be deemed to result from a fault committed by CCO. Notwithstanding anything to the contrary herein and for purposes of clarification, the restriction specified under this Subsection 11.1 shall immediately apply and be binding upon RAF and its Affiliates upon exercise by RAF of its Special Put Right.

RAF acknowledges that this Section 11.1 constituted a material inducement for CCO to enter into this Agreement. RAF agrees that this Section 11.1 is reasonable with respect to its duration and scope and acknowledges that it and its Affiliates will not be precluded from gainful employment if they are obligated not to compete with the Company or CCO as described above.

11.2 Confidentiality. Each Member agrees to maintain the confidentiality of all Proprietary Information of the Company. If a Member is ever requested or required (by oral question or request for information or documents in any action) to disclose any Proprietary Information, the Member will notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order. If, in the absence of a protective order, on the advice of counsel, the Member is compelled to disclose any Proprietary Information to

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any governmental body, arbitrator, or mediator or else stand liable for contempt, the Member may disclose the Proprietary Information to the governmental body, arbitrator, or mediator; provided, however, that the disclosing Member will use reasonable efforts to obtain, at the request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Proprietary Information required to be disclosed as the Company may designate.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Representations and Warranties; Indemnification.

(a) Each Member hereby represents and warrants to the other Member as follows:

(i) Such Member has the full power and authority to execute and deliver this Agreement and to discharge its obligations contemplated by this Agreement.

(ii) The execution and delivery of this Agreement by such Member and the performance of such Member’s obligations hereunder have been duly and validly authorized by all necessary actions by such Member.

(iii) This Agreement has been duly and validly executed and delivered by such Member, and assuming due and valid execution and delivery by the other Member, constitutes a legal, valid and binding obligation of such Member enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally, and subject to general principles of equity.

(iv) Such Member is in compliance with, has at all times complied with, and hereby covenants and agrees to comply with, all applicable laws, ordinances, rules, regulations, judgments orders and decrees applicable to the Company’s performance under the Metra Agreement, including, without limitation, all applicable reporting, licensing and notice requirements thereunder, in all respects and, to the best of such Member’s knowledge, there are no circumstances which may prevent or interfere with such compliance in the future.

(b) Each Member (each as applicable, the “Indemnifying Party”) shall indemnify and hold the other Member (the “Indemnified Party”) harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for reasonable attorneys’ fees and disbursements (collectively “Damages”), suffered by such Indemnified Party by reason of any breach of a representation or warranty made by the Indemnifying Party pursuant to this Agreement.

12.2 Notices. Any notice, demand, offer, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered and given for all purposes:

(a) if delivered personally to the party or to an officer of the party to whom the same is directed; or

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(b) whether or not the same is actually received, if sent by registered or certified mail, postage and charges prepaid, addressed to such Member’s address set forth on Schedule A, or to such other address as such Member may from time to time specify by written notice to the Manager. Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, or as of the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

12.3 Law Governing. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

12.4 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid, or unenforceable provisions, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be legal, valid and enforceable.

12.5 Amendments. Amendments to this Agreement may be proposed by a Majority Interest. Any such amendment shall be proposed by submitting to the Members in writing the proposed amendment and the written recommendation of the Member or Members proposing the amendment. Any such amendment shall become effective only upon the written consent of all the Members.

12.6 Successors and Assigns. This Agreement and all the terms and provisions hereof shall be binding upon and (subject to the provisions of Article VIII of this Agreement) inure to the benefit of the Members and their respective legal representatives, heirs, successors, and assigns.

12.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one instrument.

12.8 Modification to be in Writing. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and no amendment, modification, or alteration of the terms hereof shall be binding unless the same is in writing and is in accordance with Section 12.5 hereof.

12.9 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE TO OPERATING AGREEMENT OF

CLEAR CHANNEL METRA, LLC]

MEMBERS:

CLEAR CHANNEL OUTDOOR, INC.

By:	/s/ Laura Toncheff
Name: Laura Toncheff
Title: Executive Vice President

RILEY AND FRIENDS, INC.

By:	/s/ James V. Riley
Name: James V. Riley
Title: President

PERSONAL GUARANTY

James V. Riley hereby absolutely, unconditionally and irrevocably guarantees to CCO the complete, full and prompt performance of all the obligations of any type of RAF in the preceding Operating Agreement of Clear Channel Metra, LLC entered into between CCO and RAF (the “Operating Agreement”) or arising under the Operating Agreement to the same extent as if James V. Riley was a primary obligor under the Operating Agreement. James V. Riley also hereby specifically acknowledges and agrees to be bound by the provisions of Section 11.1 of the Operating Agreement.

/s/ JAMES V. RILEY
JAMES V. RILEY

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SCHEDULE A

OPERATING AGREEMENT

OF

CLEAR CHANNEL METRA, LLC

MEMBERS
Name and Address	Number of Units	Class of Units	Capital Contribution

Clear Channel Outdoor, Inc. 2201 E. Camelback Road, Suite 500 Phoenix, Arizona 85016	80	Common	$2,799,300.00

Riley and Friends, Inc. 875 N. Michigan Avenue Suite 1450 Chicago, IL 60611 Tel. 312/475-1950 Fax 312/642-8790 jim@rileyandfriends.com	20	Preferred	Research and advisory services, including with respect to development and business strategies and other issues and strategies; governmental and community relations services, including advocacy services before and with various counties and city governments and other agencies, boards, commissions, administrative bodies and departments within the State of Illinois; (iii) representation of the Company at meetings with various governmental agencies, boards, commissions, administrative bodies and departments.

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SCHEDULE B

2007 BUDGET

OF

CLEAR CHANNEL METRA, LLC

Chicago Transit- BAFO					1.04
General & Administrative Costs				Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15	Base Period Year 10	Optional Period 5 Year

Description	Head Count	4000 S. Morgan Annual	4000 S. Morgan Monthly	ANNUAL G & A Proposed															G & A Proposed	G & A Proposed
Gas/Electric		149,583	12,465	7,479	7,778	8,089	8,413	8,750	9,100	9,464	9,842	10,236	10,645	11,071	11,514	11,974	12,453	12,951	89,795	59,964
General Liability - 1.4k per FTE	5			7,000	7,280	7,571	7,874	8,189	8,517	8,857	9,212	9,580	9,963	10,362	10,776	11,207	11,656	12,122	84,043	56,122
Auto Liability - 1k per Driver	3			3,000	3,120	3,245	3,375	3,510	3,650	3,796	3,948	4,106	4,270	4,441	4,618	4,803	4,995	5,195	36,018	24,052
Workers Comp - 1.5k per FTE	5			7,500	7,800	8,112	8,436	8,774	9,125	9,490	9,869	10,264	10,675	11,102	11,546	12,008	12,488	12,988	90,046	60,131
JV Consulting Fee				30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	300,000	150,000
Management Fee				45,000	46,800	48,672	50,619	52,644	54,749	56,939	59,217	61,586	64,049	66,611	69,275	72,046	74,928	77,925	540,275	360,787
Auto Expense				21,600	22,464	23,363	24,297	25,269	26,280	27,331	28,424	29,561	30,744	31,973	33,252	34,582	35,966	37,404	259,332	173,178
Total				121,579	126,442	131,500	136,760	142,230	147,920	153,836	159,990	166,389	173,045	179,967	187,166	194,652	202,438	210,536	1,459,692	974,758